As filed with the Securities and Exchange Commission on November 13, 2018
Registration No. 333-226790

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

AMENDMENT NO. 5 TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Weidai Ltd.
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)
Cayman Islands	6199	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
50/F, West Building, Fortune Finance Center
No. 33 Jiefang East Road
Jianggan District, Hangzhou
Zhejiang Province
The People’s Republic of China
+86-571-5697-9013
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Cogency Global Inc.
10 East 40th Street, 10th Floor
New York, N.Y. 10016
+1(800)221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Shuang Zhao, Esq. Cleary, Gottlieb, Steen & Hamilton LLP c/o 37th Floor, Hysan Place 500 Hennessy Road Causeway Bay, Hong Kong +852 2521-4122	Chris K.H. Lin, Esq. Simpson Thacher & Bartlett LLP 35th Floor, ICBC Tower 3 Garden Road Central, Hong Kong +852-2514-7600

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†
The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(2)(3)	Proposed maximum offering price per share(3)		Proposed maximum aggregate offering price(2)(3)		Amount of registration fee(4)
Class A ordinary shares, par value US$0.000002 per share(1)	5,175,000	US$	11.00	US$	56,925,000	US$	6,899.31

(1)
American depositary shares issuable upon deposit of Class A ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-227701). Each American depositary share represents one Class A ordinary share.

(2)
Includes Class A ordinary shares that are issuable upon the exercise of the underwriters’ over-allotment option. Also includes Class A ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. These Class A ordinary shares are not being registered for the purpose of sales outside the United States.

(3)
Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933.

(4)
Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
This Amendment No. 5 is being filed solely for the purpose of filing an exhibit to this registration statement on Form F-1, or the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and exhibit index of the Registration Statement. This Amendment No. 5 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged from Amendment No. 4 to the Registration Statement, filed on November 7, 2018.
1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 6.
INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.
The post-offering memorandum and articles of association that we have adopted and will become effective immediately prior to the completion of this offering provide that we shall indemnify our directors and officers (each an indemnified person) against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such person’s own dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.
Pursuant to the indemnification agreements, the form of which is filed as Exhibit 10.1 to this registration statement, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.
The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide indemnification for us and our officers and directors for certain liabilities.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
ITEM 7.
RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.
Recent Sale of Unregistered Securities of Weidai Financial Information
Securities/Purchaser	Date of Issuance	Amount of Registered Capital(1)	Percentage of Registered Capital(2)	Consideration
Deqing Jinxiu Management Consulting Partnership	August 27, 2015	RMB15,870,000	13.2%	RMB15,870,000
Hangzhou Hakim Unique Investment Partnership	September 6, 2015	RMB18,292,500	14.3%	RMB18,292,500
Certain minority shareholders	October 15, 2015	RMB3,658,500	2.9%	RMB3,658,500
	October 24, 2016	RMB6,148,790	4.8%	RMB240,000,000

(1)
In accordance with the Company Law in China, Weidai Financial Information does not issue shares, and shareholders of Weidai Financial Information subscribe to its registered capital, which represents its equity interest.

(2)
Calculated by dividing the amount of registered capital by the total current registered capital of Weidai (Hangzhou) Financial Information Service Ltd.

Recent Sale of Unregistered Securities of Weidai Ltd.
Securities/Purchaser	Date of Issuance	Number of Securities*	Percentage of Securities(2)	Consideration*
Sertus Nominees (Cayman) Limited(1)	January 26, 2018	50 ordinary shares	—	US$0.000002 per share
YAOH WDAI LTD(1)	January 26, 2018	50 ordinary shares	—	US$0.000002 per share
YAOH WDAI LTD	January 26, 2018	4,914,950 ordinary shares	7.5%	US$0.000002 per share
	April 10, 2018	30,156,400 ordinary shares	46.0%	US$0.000002 per share
Certain minority shareholders and employees	January 26, 2018	85,000 ordinary shares	0.1%	US$0.000002 per share
	April 10, 2018	13,320,650 ordinary shares	20.3%	US$0.000002 per share
Hakim Unique Technology Limited	April 10, 2018	9,146,250 series A preferred shares	14.0%	US$0.000002 per share
	April 10, 2018	807,050 series B preferred shares	1.2%	US$0.000002 per share
A minority shareholder	April 10, 2018	1,829,250 series A+ preferred shares	2.8%	US$0.000002 per share
Certain minority shareholders	April 10, 2018	2,241,750 series B preferred shares	3.4%	US$0.000002 per share
Certain minority shareholders	April 10, 2018	3,074,400 series C preferred shares	4.7%	US$0.000002 per share

*
The number of securities and cosideration have reflected the 50-for-1 share split we effected in September 2018.

(1)
Such shares were transferred from Sertus Nominees (Cayman) Limited to YAOH WDAI LTD on January 26, 2018.

(2)
Calculated by dividing the number of securities by the total current outstanding securities of Wendai Ltd.

ITEM 8.
EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)   Exhibits
See Exhibit Index beginning on page II-4 of this registration statement.
The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of  “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.
We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.
(b)   Financial Statement Schedules
Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.
ITEM 9.
UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:
(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)
For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(ii)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(iii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iv)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(v)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Weidai Ltd.

Exhibit Index
Exhibit Number	Description of Document
1.1	Form of Underwriting Agreement
3.1†	Second Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect
3.2†	Form of Third Amended and Restated Memorandum and Articles of Association of the Registrant, effective immediately prior to the completion of this offering
4.1†	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)
4.2†	Registrant’s Specimen Certificate for Ordinary Shares
4.3†	Form of Deposit Agreement, among the Registrant, the depositary and all holders and beneficial owners of American Depositary Shares issued thereunder
4.4†	Shareholders Agreement between the Registrant and other parties thereto dated April 10, 2018
5.1†	Opinion of Conyers Dill & Pearman regarding the validity of the ordinary shares being registered
8.1†	Opinion of Conyers Dill & Pearman regarding certain Cayman Islands tax matters
8.2†	Opinion of Grandall Law Firm (Shanghai) regarding certain PRC tax matters (included in Exhibit 99.2)
10.1†	Form of Indemnification Agreement between the Registrant and its directors and executive officers
10.2†	Form of Employment Agreement between the Registrant and its executive officers
10.3†	English translation of the Power of Attorney executed by shareholders of Weidai Financial Information dated April 10, 2018
10.4†	English translation of the form Share Pledge Agreement among Weidai Co., Ltd., Weidai Financial Information and each shareholder of Weidai Financial Information dated April 10, 2018
10.5†	English translation of the Exclusive Business Cooperation Agreement among Weidai Co., Ltd. and Weidai Financial Information dated April 10, 2018
10.6†	English translation of the Exclusive Call Option Agreement among Weidai Co., Ltd., Weidai Financial Information and shareholders of Weidai Financial Information dated April 10, 2018
10.7†	English translation of the Spouse Consent Letter signed by the spouse of Mr. Hong Yao dated April 10, 2018
10.8†	Financial Support Undertaking Letter issued by the Registrant to Weidai Financial Information, dated April 10, 2018
10.9†	2018 Share Incentive Plan of the Registrant
10.10†	Equity Transfer Agreement among Weidai Hong Kong Limited, the shareholders of Rymo Technology Industry Limited and Rymo Technology Industry Limited dated June 6, 2018
21.1†	Principal Subsidiaries of the Registrant
23.1†	Consent of Ernst & Young Hua Ming LLP, an independent registered public accounting firm
23.2†	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)
23.3†	Consent of Grandall Law Firm (Shanghai) (included in Exhibit 99.2)
24.1†	Powers of Attorney
99.1†	Code of Business Conduct and Ethics of the Registrant
99.2†	Opinion of Grandall Law Firm (Shanghai) regarding certain PRC law matters

Exhibit Number	Description of Document
99.3†	Consent of the Oliver Wyman Group
99.4†	Consent of Tony Cai
99.5†	Consent of Poi Lam William Yuen

*
To be filed by amendment.

†
Previously filed.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on November 13, 2018.
Weidai Ltd.
By:	/s/ Leo Li
	Name:	Leo Li
	Title:	Chief Financial Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Hong Yao Hong Yao	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	November 13, 2018
* Feng Chen	Director	November 13, 2018
* Yuqun Sun	Director	November 13, 2018
* Desheng Ding	Director	November 13, 2018
* Wei Ye	Director	November 13, 2018
* Menma Huang	Director	November 13, 2018
/s/ Yan Wang Yan Wang	Director	November 13, 2018
/s/ Leo Li Leo Li	Chief Financial Officer (Principal Financial and Accounting Officer)	November 13, 2018
*By:	/s/ Leo Li
	Name:	Leo Li
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES
Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Weidai Ltd. has signed this registration statement or amendment thereto in New York on November 13, 2018.
Authorized U.S. Representative
By:	/s/ Siu Fung Ming
	Name:	Siu Fung Ming
	Title:	Assistant Secretary